EX-28.d.2.t.i

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE FUND ADVISORS,

NATIONWIDE VARIABLE INSURANCE TRUST

AND ABERDEEN ASSET MANAGEMENT INC.

Effective October 1, 2007

Amended October 18, 2010*

Funds of the Trust	Advisory Fees
NVIT Nationwide Fund	0.27% on all Subadviser Assets
NVIT Multi-Manager Small Cap Value Fund	0.50% on all Subadviser Assets
NVIT Multi-Manager Small Company Fund	0.54% on all Subadviser Assets

*	As approved at the Board of Trustees Meeting held on September 14, 2010.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

ADVISER NATIONWIDE FUND ADVISORS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

SUBADVISER ABERDEEN ASSET MANAGEMENT INC.

By:	/s/ Jennifer A. Nichols
Name:	Jennifer A. Nichols
Title:	Director/ Vice President